Exhibit 99.1
RegeneRx Appoints R. Don Elsey to Board of Directors
ROCKVILLE, Md., (September 2, 2010) — RegeneRx Biopharmaceuticals, Inc. (NYSE Amex:RGN) (“the Company” or “RegeneRx”) today announced that R. Don Elsey has been appointed to the Company’s board of directors, effective September 1. Mr. Elsey will serve on the compensation and audit committees of the board of directors.
Mr. Elsey is senior vice president finance & administration and chief financial officer of Rockville, Md.-based Emergent BioSolutions (NYSE: EBS), which he joined in 2005 as vice president of finance and treasurer. Prior to Emergent, Mr. Elsey served as the director of finance and administration at IGEN International, Inc., a biotechnology company, and its successor BioVeris Corporation, from April 2000 to June 2005. Prior to joining IGEN, Mr. Elsey served as director of finance at Applera, a genomics and sequencing company from 1998 to 2000. He began his career at International Business Machines, Inc. in 1981, holding several finance positions of increasing responsibility until moving to Applera. He was significantly involved in major transactions involving Applera’s formation of Celera Genomics and IGEN’s sale to Roche Diagnostics.
Mr. Elsey received an M.B.A. in finance and a B.A. in economics from Michigan State University and is a certified management accountant.
Commenting on his appointment, Mr. Elsey said, “I believe that RegeneRx has an exciting future as it develops its product pipeline, including clinical programs for large patient indications such as heart attack and multiple sclerosis and for orphan diseases such as the debilitating skin disease epidermolysis bullosa. In addition, the body of research on this peptide is large and growing, as potential new indications hold promise for treating stroke and traumatic brain injury. I’m very pleased to be joining the Company’s board at this time,” he added.
Allan L. Goldstein, Ph.D., chairman of the board of directors of RegeneRx said, “Don’s broad experience in the biotechnology industry will be instrumental in advising us on financial matters related to achieving our strategic objectives as well as helping guide us as we pursue government grants and contracts in the future. We are thrilled that he has agreed to serve on our board.”

About Tβ4
Tβ4 is a synthetic version of a naturally occurring peptide present in virtually all human cells. It is a first-in-class multi-functional molecule that has been shown in pre-clinical studies to promote endothelial cell differentiation and migration in the heart and central nervous system, promote angiogenesis in dermal and cardiac tissues, increase keratinocyte migration and collagen deposition, and decrease inflammation by down-regulating inflammatory cytokines. RegeneRx has identified several molecular variations of Tβ4 that may affect the aging of skin, among other properties, and could be important candidates as active ingredients in pharmaceutical and consumer products. Researchers at the National Institutes of Health and various academic researchers throughout the world have published numerous scientific articles in high impact journals indicating Tβ4’s in vitro and in vivo efficacy in accelerating wound healing and tissue protection and regeneration under a variety of conditions. Abstracts of scientific papers related to Tβ4’s mechanisms of action can be viewed at www.regenerx.com.
About RegeneRx Biopharmaceuticals, Inc.
RegeneRx is focused on the development of a novel therapeutic peptide, Thymosin beta 4, or Tβ4, for tissue and organ protection, repair and regeneration. Currently RegeneRx has three products in clinical development. RGN-352 is an injectable formulation to treat cardiovascular and central nervous system diseases, as well as other medical indications. RegeneRx has successfully completed a Phase 1 clinical trial with RGN-352. RGN-259 is a sterile, preservative-free topical eye drop for ophthalmic indications. RegeneRx is currently supporting a physician-sponsored Phase 2 dry eye study evaluating RGN-259. RGN-137, a topical gel formulation, is currently being evaluated by RegeneRx in a Phase 2 clinical trial for the treatment of epidermolysis bullosa. Other potential uses for RGN-137 include the treatment of chronic dermal wounds and reduction of scar tissue. Based on strong efficacy data in pre-clinical studies, RegeneRx is initially targeting RGN-352 for the treatment of patients who have suffered an acute myocardial infarction, or heart attack. In addition to this indication, recent pre-clinical efficacy data suggests that RGN-352 may also benefit patients with multiple sclerosis and stroke. RegeneRx also has a preclinical product candidate, RGN-457, which is an inhaled formulation targeting cystic fibrosis and other pulmonary diseases. In addition to the four pharmaceutical product candidates described above, RegeneRx is pursuing the commercial development of peptide fragments of Tβ4 for potential cosmeceutical use. RegeneRx holds 75 issued patents and has 261 patent applications pending worldwide related to its products and holds an exclusive worldwide license for Tβ4 from the National Institutes of Health.
Forward-Looking Statements
Any statements in this press release that are not historical facts are forward-looking statements made under the provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. You are urged to consider statements that include the words “project,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “will,” ”may,” “potential” or the negative of those words or other similar expressions words to be uncertain and forward-looking. Factors that may cause actual results to differ materially from any future results expressed or implied by any forward-looking statements include the risks and uncertainties inherent in our business, including, without limitation the risk that our product candidates do not demonstrate safety and/or efficacy in future clinical trials; risks related to our ability to obtain financing to support our operations on commercially reasonable terms; the progress, timing or success of our clinical trials; difficulties or delays in development, testing, obtaining regulatory approval for producing and marketing our product candidates; regulatory developments; the size and growth potential of the markets for our product candidates and our ability to serve those markets; the scope and validity of patent protection for our product candidates; competition from other pharmaceutical or biotechnology companies; and other risks described in the Company’s filings with the Securities and Exchange Commission (“SEC”), including those identified in the “Risk Factors” sections of the annual report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 31, 2010, and the quarterly report on Form 10-Q for the quarter ended June 30, 2010, as well as other filings it makes with the SEC. Any forward-looking statements in this press release represent the Company’s views only as of the date of this release and should not be relied upon as representing its views as of any subsequent date. The Company anticipates that subsequent events and developments may cause its views to change, and the Company specifically disclaims any obligation to update this information, as a result of future events or otherwise, except as required by applicable law.
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For RegeneRx:
Lippert/Heilshorn & Associates, Inc.
Kim Golodetz
212.838.3777
kgolodetz@lhai.com
or
Bruce Voss
310.691.7100
bvoss@lhai.com